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                                                                     EXHIBIT 4.1

                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT



         This Amendment No. 2 dated as of March 20, 2001 hereby amends the Rights Agreement dated as of January 26, 1998, as amended by Amendment No. 1 dated as of February 17, 1999 (the "Agreement"), between Open Market, Inc., a Delaware corporation (the "Company"), and Fleet National Bank (formerly known as BankBoston N.A.), a national banking association, as Rights Agent (the "Rights Agent").

                              W I T N E S S E T H:

         WHEREAS, no Stock Acquisition Date, as such term is defined in the Agreement, has occurred; and

         WHEREAS, the Company has directed the Rights Agent to enter into this Amendment No. 2 pursuant to Section 27 of the Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties hereby agree as follows:

1. Section 1(a) of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

                  (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 18% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company,
(iv) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan or (v) an Exempted Person. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 18% or more of the Common Stock of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 18% or more of the Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Stock of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," as defined pursuant to the forgoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring

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Person" for any purposes of this Agreement unless and until such Person shall again become an "Acquiring Person."

2. Section 1 of the Agreement is hereby further amended by adding new paragraph
(ii) at the end thereof, as follows:

                  (ii) "Exempted Person" shall mean The Palladin Group, L.P. and Gleneagles Fund Company, and each of their respective Affiliates and Associates (collectively, "the Palladin Entities"), unless and until such time as the Palladin Entities directly or indirectly become the Beneficial Owner of Common Stock in excess of the Exempt Threshold. For purposes of this Agreement, the Exempt Threshold shall mean that percentage of the Common Stock equal to the sum of that percentage of shares of Common Stock then outstanding represented by shares received (A) as a dividend on or as a result of any conversion or redemption of, shares of the Company's Series E 6% Cumulative Convertible Preferred Stock, $.10 par value per share, (B) pursuant to the Purchase Agreement, dated the date hereof, between the Company and certain of the Palladin Entities, and the agreements referred to therein including the Registration Rights Agreement, the Common Stock Warrant and the Adjustment Warrant, each dated the date hereof or (C) pursuant to the Common Stock Purchase Agreement, dated the date hereof, between the Company and Gleneagles Fund Company.

3. Section 11(a)(ii) of the Agreement is hereby deleted and the following is substituted in lieu thereof:

                  (a)(ii) Subject to Section 24 of this Agreement, in the event that any Person shall become an Acquiring Person, unless the event causing the 18% threshold (or, in the case of an Exempted Person, the Exempt Threshold) to be crossed is a transaction set forth in Section 13(a) hereof, then, promptly following the first occurrence of such event, proper provisions shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-thousandths of a share of Preferred Stock, such number of shares of Common Stock of the Company that equals the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-thousandths of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event, and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the current market price (determined pursuant to
Section 11(d) hereof) per share of Common Stock on the date of such occurrence (such number of shares, the "Adjustment Shares").

         IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to be duly executed and their respective corporate seals to be hereunto affixed and attested as of the day and year first written above.


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                                            OPEN MARKET, INC.
Attest:


/s/ Edward Durkin                        By: /s/ Harland LaVigne
---------------------------------------     -------------------------------
Name:  Edward Durkin                        Name:  Harland LaVigne
Title: Chief Financial Officer              Title: Chairman of the Board
                                                   and Chief Executive Officer
      Seal


                                            FLEET NATIONAL BANK
Attest:


/s/ Vina LaFontant                          By:/s/ Carol Mulvey-Eori
--------------------------------------         ---------------------------------
Name: Vina LaFontant                           Name: Carol Mulvey-Eori
Title: Account Manager                         Title: Directing Manager

         Seal






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